Exhibit 99.1

Entrada Therapeutics Announces $100 Million Registered Direct Offering

– The offering was led by a U.S.-based healthcare focused investor, two global mutual funds and Janus Henderson Investors, a global asset management firm –

BOSTON, June 24, 2024 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets long considered inaccessible. The Company today announced that it has entered into a securities purchase agreement with a group of investors for the purchase of 3,367,003 shares of common stock and pre-funded warrants to purchase up to 3,367,003 shares of common stock in a registered direct offering for aggregate gross proceeds of approximately $100 million. The offering was led by a U.S.-based healthcare focused investor, two global mutual funds and Janus Henderson Investors, a global asset management firm.

The purchase price for the common stock is $14.85 per share and the purchase price for the pre-funded warrants is $14.8499 per warrant, which represents the per share purchase price for the common stock less the $0.0001 exercise price for the pre-funded warrant. The offering is expected to close on or about June 25, 2024, subject to the satisfaction of customary closing conditions.

Entrada expects to use the net proceeds from the offering to fund the ongoing clinical development of each of ENTR-601-44 and ENTR-601-45 through initiation of our planned Phase 2b clinical trials and ENTR-601-50 through initiation of our planned Phase 2 multiple ascending dose trial, the ongoing research and development of our development pipeline (including our neuromuscular and ocular franchises), and the remainder for working capital and other general corporate purposes.

The shares of common stock, pre-funded warrants and shares of common stock issuable upon the exercise of the pre-funded warrants were offered pursuant to a “shelf” registration statement that was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 1, 2022 (File No. 333-268099) and declared effective by the SEC on November 7, 2022. A final prospectus supplement containing additional information relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Entrada Therapeutics

Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets that have long been considered inaccessible. The Company’s Endosomal Escape Vehicle (EEV™)-therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through this proprietary, versatile and modular approach, Entrada is advancing a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, ocular, metabolic and immunological diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne who are exon 44, 45 and 50 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding the expected closing of the offering and Entrada’s anticipated use of the net proceeds from the offering constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in the Entrada’s business, including those described in Entrada’s periodic filings with the SEC. The events and circumstances reflected in Entrada’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Entrada Therapeutics can be found under the heading “Risk Factors” in Entrada Therapeutics’ periodic reports, including its most recent Form 10-K and in subsequent filings Entrada may make with the SEC, each available on the SEC’s website at www.sec.gov. Except as required by applicable law, Entrada does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contact

Caileigh Dougherty

Head of Investor Relations & Corporate Communications

cdougherty@entradatx.com